Exhibit 4.3

                    COMITE ESPECIAL DE PRIVATIZACION - CEPRI
                      CENTROMIN PERU S.A. MINERO PERU S.A.



COP-045/2001
San Borja, 11 de Abril de 2001




Senores
MANHATTAN SECHURA COMPANIA MINERA S.A.
San Isidro.-

Atencion: Sr. Roberto Obradovich

Ref.:     Su carta s/n de fecha 08 de marzo de 2001

De nuestra consideracion:

Pro medio de la presente cumplimos con informaries que mediante Acuerdo adoptado en la Sesion de fecha 09 de abril de 2001, la Comision de Promocion de la Inversion Privada (COPRI), acordo aprobar la prorroga de la fecha de vencimiento del Contrato de Opcion de Constitucion de Sociedad Anonima, celebrado entre Empresa Minera del Peru S.A. - MINERO PERU S.A. y Manhattan Minerals Corp., referido al Proyecto Minero Tambo Grande, del 31 de mayo de 2002 al 31 de mayo de 2003.

Sin otro particular, quedamos de ustedes.

Atentamente,

"Jorge Merino Tafur"

Jorge Merino Tafur
Presidente del CEPRI


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                     SPECIAL PRIVATIZATION COMMITTEE - CEPRI
                      CENTROMIN PERU S.A. MINERO PERU S.A.


COP-045/2001
------------

San Borja, April 11, 2001


Messrs.
MANHATTAN SECHURA COMPANIA MINERA S.A.
San Isidro.-

Att.: Mr. Roberto Obradovich

Ref.: Your letter dated March 8, 2001

Dear Sirs,

The purpose of this letter is to inform you that by resolution adopted in its meeting held on April 9, 2001, the Private Investment Promotion Committee (COPRI) agreed to approve the extension of the term of the Option Agreement for the Incorporation of a Stock Company, entered into by and between Empresa Minera del Peru S.A. - MINERO PERU S.A. - and Manhattan Minerals Corp., concerning the Tambo Grande Mining Project. Accordingly, the term will be extended from May 31, 2002 to May 31, 2003.

Yours faithfully,

-(signed) Jorge Merino Tafur
Chairman of CEPRI

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R/M Manhattan.086